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                                                                    EXHIBIT 12.1

                         GENERAL GROWTH PROPERTIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
  AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                 THREE MONTHS
                                                    ENDED                             YEARS ENDED DECEMBER 31,
                                                   MARCH 31,     ------------------------------------------------------------------
                                                     2004           2003          2002          2001          2000           1999
                                                 ------------    ----------    ----------    ----------    ----------    ----------
Revenues
    Minimum rents                                 $   222,656    $  781,675    $  584,260    $  466,678    $  437,021    $  384,590
    Tenant recoveries                                 102,604       333,712       255,526       218,700       212,492       179,558
    Overage Rents                                       8,768        34,928        28,044        22,746        28,263        26,757
    Other                                               8,856        36,275        33,367        24,477         9,600        11,745
    Management and other fees                          18,701        84,138        75,479        66,764         6,471         5,083
                                                  -----------    ----------    ----------    ----------    ----------    ----------
         Total revenues                               361,585     1,270,728       976,676       799,365       693,847       607,733
                                                  -----------    ----------    ----------    ----------    ----------    ----------
Expenses
    Real estate taxes                                  28,313        89,038        61,096        51,057        49,084        45,213
    Management fees to affiliate                           --            --            --            --         4,439         6,612
    Property operating, property management
       and other costs                                101,622       381,644       294,069       233,340       162,368       142,067
    Provision for doubtful accounts                     2,797         7,009         3,859         3,322         2,013         4,361
    General and administrative                          2,190         8,533         8,720         6,006         6,351         5,857
    Depreciation and amortization                      73,167       231,172       179,542       144,863       119,337       107,951
    Network discontinuance costs                           --            --            --        66,000            --            --
                                                  -----------    ----------    ----------    ----------    ----------    ----------
         Total expenses                               208,089       717,396       547,286       504,588       343,592       312,061
                                                  -----------    ----------    ----------    ----------    ----------    ----------
         Net operating income                         153,496       553,332       429,390       294,777       350,255       295,672

    Interest income                                       420         2,308         3,689         4,655        12,452        16,482
    Interest expense                                  (87,087)     (278,543)     (219,029)     (225,057)     (225,092)     (202,321)
    Equity in net income of unconsolidated
       affiliates:                                     17,930        94,480        80,825        60,195        50,063        17,890
    Income allocated to minority interest             (25,636)     (112,111)      (86,670)      (40,288)      (51,676)      (32,444)
                                                  -----------    ----------    ----------    ----------    ----------    ----------
    Income from continuing operations             $    59,123    $  259,466    $  208,205    $   94,282    $  136,002    $   95,279
                                                  ===========    ==========    ==========    ==========    ==========    ==========
Ratio of Earnings to Fixed Charges


Earnings:
    Income from continuing operations before
       minority interest and income from
       equity investees                           $    66,829    $  277,097    $  214,050    $   74,375    $  137,615    $  109,833
    Adjustments:
    Fixed Charges                                      99,523       325,219       249,731       257,145       248,998       219,566
    Amortization of capitalized interest                  844         2,627         2,485         2,147         1,422           986
    Distributed income of equity investees             43,214       182,538       130,453       160,646        61,412       119,559
    Interest capitalized                               (1,947)       (5,679)       (5,195)      (16,272)      (17,709)      (17,166)
    Preference security dividend requirements
       on consolidated subsidiaries
       (Distributions on preferred units of
       membership interest)                           (10,277)      (40,257)      (25,014)      (15,663)       (6,091)           --
                                                  -----------    ----------    ----------    ----------    ----------    ----------
    Total Earnings                                $   198,186    $  741,545    $  566,510    $  462,378    $  425,647    $  432,778
                                                  ===========    ==========    ==========    ==========    ==========    ==========

Fixed Charges:                                    $    99,523    $  325,219    $  249,731    $  257,145    $  248,998    $  219,566
Preferred Stock Dividends (PIERS)                 $        --    $   13,030    $   24,467    $   24,467    $   24,467    $   24,467
Ratio of Earnings to Fixed Charges:                     1.991         2.280         2.268         1.798         1.709         1,971
Ratio of Earnings to Combined Fixed Charges
   and Preferred Stock Dividends:                       1.991         2.192         2.066         1.642         1.556         1.773

Fixed Charges:
    Interest expensed                             $    87,087    $  278,543    $  219,029    $  225,057    $  225,092    $  202,321
    Interest capitalized                                1,947         5,679         5,195        16,272        17,709        17,166
    Interest expense within rental expense                212           740           493           153           106            79
    Preference security dividend requirements
       on consolidated subsidiaries
       (Distributions on preferred units of
       membership interest)                            10,277        40,257        25,014        15,663         6,091            --
                                                  -----------    ----------    ----------    ----------    ----------    ----------
    Total Fixed Charges                           $    99,523    $  325,219    $  249,731    $  257,145    $  248,998    $  219,566
                                                  ===========    ==========    ==========    ==========    ==========    ==========
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